EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D on 12/30/24 to 1/8/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/27/2024	Sell	9,211	42.46
12/30/2024	Sell	5,667	41.61
12/31/2024	Sell	12,355	42.24
1/2/2025	Sell	100	42.40
1/7/2025	Sell	16,465	43.74
1/8/2025	Sell	64,322	43.83